Exhibit 10.2

FOX PAINE & COMPANY, LLC

2105 Woodside Rd., Suite D

Woodside, California 94062

August 28, 2020

Global Indemnity Group, LLC

Three Bala Plaza East

Suite 300

Bala Cynwyd, PA 19004

Re:	Third Amended and Restated Management Agreement

Dear Ladies and Gentlemen:

We refer to (i) the Management Agreement, dated September 5, 2003, by and among United America Indemnity, Ltd., formerly Vigilant International, Ltd., an exempted company formed with limited liability under the laws of the Cayman Island (“UAIL”), Fox Paine & Company, LLC, a Delaware limited liability company (“Fox Paine”) and Wind River Holding, L.P., formerly The AMC Group, L.P., a Pennsylvania limited partnership (“Wind River”), whereby UAIL contracted for certain services from each of Fox Paine and Wind River (the “Original Agreement”), (ii) the Second Amended and Restated Management Agreement, dated as of May 6, 2020 (the “Second Amended and Restated Management Agreement”), by and between Fox Paine and Global Indemnity Limited, a Cayman Islands exempted company (“GI Cayman”), which replaced and superseded in its entirety the Original Agreement (as previously amended prior to the date thereof), whereby GI Cayman contracted for certain services from Fox Paine, and (iii) the indemnification letter, dated as of September 5, 2003 (as amended, restated or otherwise modified from time to time, the “Indemnification Letter”), by and among Fox Paine & Company, LLC, The AMC Group, L.P., and Vigilant International, Ltd. For the avoidance of doubt, all references in this Third Amended and Restated Management Agreement to an entity include the successor(s) to such entity.

By way of a scheme of arrangement and amalgamation under Cayman Islands law (the “Scheme of Arrangement”), on the date hereof, (i) GI Cayman merged with and into a newly formed exempted company incorporated under Cayman Islands law (“New CayCo”), with New CayCo surviving, and (ii) following such initial merger, New CayCo merged with and into Global Indemnity Group, LLC, a Delaware limited liability company (the “Company”), with the Company surviving as the ultimate parent company of the Global Indemnity group of companies. By operation of the Scheme of Arrangement, the Company assumed all rights and obligations of GI Cayman under the Second Amended and Restated Management Agreement and the Indemnification Letter.

Simultaneously with the effectiveness of the merger of New CayCo with and into the Company pursuant to the Scheme of Arrangement, the Company and Fox Paine hereby amend and restate in its entirety the Second Amended and Restated Management Agreement. This Third Amended and Restated Management Agreement, together with the Indemnification Letter, reflects the entire agreement of the parties and replaces and supersedes the Second Amended and Restated Management Agreement in its entirety.

Global Indemnity Group, LLC

August 28, 2020

In connection with the ongoing operations of the Company and its affiliates, the Company agrees to pay, or to cause one of its affiliates to pay, an annual service fee equal to $2,634,707 for the twelve-month period beginning on September 5, 2019 and ending September 4, 2020 and for each subsequent twelve-month period, as compensation for Fox Paine’s ongoing provision of certain financial and strategic consulting, advisory and other services to the Company and its affiliates (collectively, the “Services”); provided that such annual service fee shall be increased in each subsequent twelve-month period to reflect the aggregate increase in the Consumer Price Index as published by the U.S. Department of Labor Bureau of Labor Statistics (the “CPI-U”) during the twelve-month period ended August 31 immediately prior to the commencement of such subsequent twelve-month period (the annual service fee as so increased annually, the “Annual Service Fee”). In addition, should the Company and Fox Paine agree that the Annual Service Fee will be deferred, the Annual Service Fee will be subject to an adjustment amount (the “Adjustment Amount”) equal to, on each September 5 (the “Annual Accrual Date”), the percentage rate of return the Company earned on its investment portfolio over the same twelve month period multiplied by the aggregate Annual Service Fees and Adjustment Amounts accumulated and unpaid through such date.

For the avoidance of doubt, as an example of how the Annual Service Fee will be adjusted annually, if the CPI-U increases 2% from August 31, 2019 to August 31, 2020, then the Annual Service Fee for the twelve-month period beginning on September 5, 2020 and ending on September 4, 2021 will be increased by 2% from $2,634,707 to $2,687,401.

Should the Company and Fox Paine agree that the Annual Service Fee will be deferred, an example of how the Annual Service Fee will be adjusted is as follows: if the CPI-U increases by 2% from August 31, 2020 to August 31, 2021 and the Company earns 3% on its investment portfolio over the same period, then the Annual Service Fee for September 5, 2021 will be increased from $2,687,401 to $2,741,149, and the Adjustment Amount for September 5, 2021 will be $80,622 which is 3% of the Annual Service Fee of $2,687,401 accrued on September 5, 2020. The Company shall provide quarterly statements of account to Fox Paine indicating as of the last day of each such calendar quarter, the aggregate Annual Service Fees and Adjustment Amounts accrued and unpaid as of such date as well as the amount of any outstanding unpaid expense reimbursements invoiced by Fox Paine as of such date.

The Annual Service Fee with respect to each twelve-month period beginning on September 5 of each year will be billed to the Company by Fox Paine and paid by the Company or one of its affiliates to Fox Paine on or before November 1 of such twelve month period (the “Payment Date”), unless the Company and Fox Paine agree that the Annual Service Fee will be deferred. The parties hereto acknowledge that, as of the date hereof, the Company has previously paid to Fox Paine the Annual Service Fee for the twelve-month period beginning on September 5, 2019 and ending on September 4, 2020.

The parties hereto acknowledge that the Services contemplated hereby, and the Annual Service Fee payable therefor, shall not include investment banking or other similar services that may be provided to the Company and its affiliates from time to time by Fox Paine and its affiliates, or any transaction fees that may be payable in connection with any such services.

Global Indemnity Group, LLC

August 28, 2020

Subject to the following sentence, the Annual Service Fees and Adjustment Amounts shall continue as obligations of the Company and be payable in accordance with the terms hereof until the earlier of (1) such time as Fox Paine, Fox Paine Capital Fund II International L.P., a Cayman Islands exempted limited partnership, and their respective affiliates (collectively, the “Fox Paine Entities”) no longer hold or beneficially own a direct or indirect equity investment in the Company or any successor thereto and (2) such time as Fox Paine and the Company agree in writing to modify or terminate the arrangements contemplated hereby. In addition, upon the consummation of a Change of Control (as defined herein), the Company will immediately pay Fox Paine a lump sum payment in an amount to be agreed between the Company and Fox Paine (the “Termination Fee”), and, upon receipt of the Termination Fee, the Transaction Fee (as defined herein) and all other amounts payable or reimbursable pursuant to this Third Amended and Restated Management Agreement incurred at or prior to the consummation of such Change of Control, the Company and Fox Paine agree that Fox Paine’s obligation to provide the Services and the Advisory Services and the Company’s obligation to pay the Annual Service Fee, Adjustment Amount and any other amounts payable pursuant to this Third Amended and Restated Management Agreement shall thereupon immediately terminate; provided, however, that, notwithstanding anything to the contrary herein or otherwise, in the event that Fox Paine and the Company fail to agree on the amount of the Termination Fee and the Transaction Fee, the Company’s obligation to pay the Annual Service Fee and Adjustment Amount shall not terminate and Fox Paine’s right to perform all consulting, financing, investment banking and similar services for the Company and its affiliates shall continue regardless of whether any Fox Paine Entities continue to hold a direct or indirect equity investment in the Company or any successor thereto without prejudice to Fox Paine’s entitlement to the Termination Fee and the Transaction Fee.

As used herein, the term “Change of Control” shall mean, whether effected directly or indirectly or in one or a series of transactions: (i) the sale or exchange of all or substantially all the operating assets of the Company and its subsidiaries, taken as a whole, or (ii) the sale or exchange of (A) at least the majority of the outstanding shares of the capital stock of the Company and representing at least a majority of the voting power of the Company or (B) all outstanding shares of capital stock of the Company that are not held directly or indirectly by a Fox Paine Entity (exclusive, in the case of each of clauses (A) and (B), of any shares of capital stock of the Company owned by officers or employees of the Company or any of its subsidiaries that a buyer requires be retained), including, in the case of each of clauses (i) and (ii), without limitation, by means of a merger, amalgamation, scheme of arrangement, consolidation or other business combination, a tender or exchange offer, a leveraged buy-out, reinsurance transaction, lease or license, the formation of a partnership, joint or collaborative venture or similar arrangement; provided, however, that a direct or indirect sale or exchange of only capital stock owned by Fox Paine Entities shall not constitute a Change of Control. For purposes of interpreting the definition of “Change of Control,” the phrase “series of transactions” shall mean and refer to a plan of disposition adopted and approved by the Board of Directors of the Company or the applicable company.

Global Indemnity Group, LLC

August 28, 2020

In addition, the Company and Fox Paine agree that Fox Paine will provide to the Company and its affiliates financial advice and assistance in the event of a possible Change of Control transaction, including, as appropriate, advice and assistance with respect to arranging the transaction or acting as a finder, defining objectives, performing valuation analyses and structuring, planning and negotiating any such transaction (together with any other consulting, financing, investment banking and similar services provided by Fox Paine to the Company and its affiliates, the “Advisory Services”). The Company understands that Fox Paine would not be providing (nor would the Company and its affiliates be relying on it for) tax, regulatory, legal or accounting advice in connection with a Change of Control and that Fox Paine is not rendering any formal opinions to the Company with respect to the Advisory Services. If a Change of Control is consummated, the Company agrees to pay, or to cause one of its affiliates to pay, to Fox Paine, upon the consummation of the Change of Control, an amount in cash to be agreed between the Company and Fox Paine (the “Transaction Fee”). The Company also agrees to engage Fox Paine to perform any consulting, financing, investment banking and similar services for the Company and its affiliates in connection with any transaction that does not constitute a “Change of Control”, and agrees to pay, or to cause one of its affiliates to pay, to Fox Paine a mutually agreed advisory or arrangement/finders’ fee in connection with the provision of such Advisory Services.

In addition, the Company agrees, as and when such are invoiced to the Company by Fox Paine, to promptly reimburse the Fox Paine Entities for all direct and indirect expenses paid or incurred in connection with the Services and/or Advisory Services, including, for the avoidance of doubt, in connection with efforts to arrange or consummate a Change of Control as well as for reasonable, estimated foreseeable post-closing expenses, which shall be invoiced (including a description of the basis thereof) to the Company prior to the consummation of the Change of Control. Notwithstanding the foregoing, the Company shall not reimburse the Fox Paine Entities for travel expenses (airfare, hotel, transportation, meals and other miscellaneous travel costs including telephone, travel insurance, fax and print charges and executive risk bond) incurred in the ordinary course relating to attendance at regularly scheduled meetings of the Board of Directors (or any committee of the Board of Directors) of the Company or its subsidiaries (the “Excluded Expenses”). For the avoidance of doubt, Excluded Expenses do not include any other expenses of the Fox Paine Entities that may be incurred in connection with the provision of the Services or Advisory Services, and the Company shall continue to reimburse the Fox Paine Entities for all direct or indirect expenses (other than Excluded Expenses) paid or incurred in connection with the Services and/or Advisory Services.

Fox Paine may assign its rights and delegate its obligations hereunder, in whole or in part, to any of its present or future affiliates, and shall provide written notice to the Company of any such assignment.

Fox Paine and the Company agree that the Indemnification Letter, shall continue to survive this amendment and restatement of the Second Amended and Restated Management Agreement and shall survive any termination, expiration or assignment of this Third Amended and Restated Management Agreement. The Indemnification Letter applies to both Services and Advisory Services.

Global Indemnity Group, LLC

August 28, 2020

Except as may be required by applicable law or regulation or in connection with any proceeding, inquiry or request by or before, or a filing with or submission to, a court, governmental or judicial authority, regulatory or administrative body or securities exchange, neither the Company, nor any of its subsidiaries will disclose to any third party, or publicly refer to, any written or oral advice provided by Fox Paine pursuant to this Third Amended and Restated Management Agreement, without the prior written consent of Fox Paine. The Advisory Services provided by Fox Paine hereunder are intended solely for the benefit and use of the senior management and the Board of Directors of the Company and its subsidiaries, are not on behalf of, and are not intended to confer rights or remedies upon, any shareholder of the Company, any employee or creditor of the Company, or any of their respective subsidiaries or any other person, and may not be used or relied upon for any other purpose.

All amounts payable to Fox Paine hereunder shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by applicable law, in which event the Company shall pay such additional amounts as shall be necessary to ensure that the net amount received by Fox Paine will equal the full amount that would otherwise have been received by Fox Paine had no such deduction or withholding been made. Payments made by the Company pursuant to this Third Amended and Restated Management Agreement shall be made by wire transfer of immediately available funds to such account as Fox Paine shall designate to the Company in writing from time to time.

This Third Amended and Restated Management Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to choice of law or conflicts of law principles that would result in the application of the laws of any other jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Third Amended and Restated Management Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of New York or any New York state court, and each of the parties hereto hereby (1) consents and submits itself and its property to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (2) consents to and submits itself and its property to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, and (3) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. We and you (on your behalf and, to the extent permitted by applicable law, on behalf of your stockholders and creditors) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of or in connection with this letter agreement or our engagement.

[SIGNATURE PAGE FOLLOWS]

Please confirm that the foregoing is in accordance with your understanding and agreement with Fox Paine by signing a copy of this Third Amended and Restated Management Agreement in the space provided below.

Very truly yours,

FOX PAINE & COMPANY, LLC

By:	/s/ Saul Fox
Name: Saul Fox
Title: Chief Executive

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

GLOBAL INDEMNITY GROUP, LLC

By:	/s/ Thomas M. McGeehan
Name: Thomas M. McGeehan
Title: CFO